Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-279625) and Form S-8 (Nos. 333-290196 and 333-260674) of GLOBALFOUNDRIES Inc. of our report dated February 27, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers LLP
San Jose, California
February 27, 2026